Exhibit 99.1

LQR House Announces Acquisition of 8.58% Stake in DRNK Beverage Corporation, Entering the $902.14 Billion Non-Alcoholic and $2.2 Trillion Ready-to-Drink Beverage Markets

MIAMI BEACH, FL / ACCESSWIRE / June 10, 2024 / LQR House Inc. (the “Company” or “LQR House”) (NASDAQ:LQR), a niche ecommerce platform specializing in the spirits and beverage industry, today announced the acquisition of 1,920,000 shares of DRNK Beverage Corporation at $2.50 USD per share, totaling $4.8 million USD. The proceeds were irrevocably transferred for the sole and exclusive use of the issuer as of June 2024. This investment, which has been held in escrow, will not impact the cash on hand numbers reported in the Company’s last filing. LQR House’s investment in DRNK marks its strategic entry into both the non-alcoholic (NA) and ready-to-drink (RTD) beverage markets, two rapidly growing sectors within the beverage industry.

According to a report by Fact MR, the global revenue value for the non-alcoholic beverage market was estimated at approximately $987.3 billion in 2024 and is expected to reach a size of $1,889.42 billion by the end of 2034, growing at a compound annual growth rate (CAGR) of around 6.7% over the next ten years. The growing demand for health-conscious products, accelerated by the pandemic, has shifted consumer preferences towards healthier beverages, with less sugar and natural ingredients without added preservatives. This shift makes it an ideal time for LQR House to enter this sector through the acquisition of DRNK.

As consumers increasingly prioritize their health and wellness, there is a growing demand for drinks that offer functional benefits such as immune support, energy enhancement, added vitamins, probiotics, and plant-based ingredients. To meet this trend, DRNK has developed a ready-to-drink option with various nutritional advantages.

Commenting on the acquisition, Sean Dollinger, CEO of LQR House, stated, “Investing in DRNK is a strategic move for LQR House. We have observed significant growth in these two categories on our platform and recognize their immense value. Given the challenges of shipping canned beverages online due to margins, having this product in our portfolio will enhance LQR House’s visibility on brick-and-mortar shelves. We are enthusiastic about collaborating with the DRNK team, which also has an excellent distribution network for LQR products. We understand our investors’ concerns about dilution of LQR stock, and we want to reassure them that this acquisition is entirely cash-based, avoiding any unwanted dilution. We believe this strategic investment will elevate DRNK to new heights while preserving LQR’s financial integrity.”

LQR House believes that by acquiring this stake in DRNK, it is expanding its portfolio into two of the most sought-after categories in the beverage industry. This move aligns with LQR House’s mission to innovate and adapt to changing consumer demands while enhancing its market presence.

About LQR House Inc.

LQR House intends to become a prominent force in the wine and spirits e-commerce sector, epitomized by its flagship alcohol marketplace, cwspirits.com. This platform seamlessly delivers a diverse range of emerging, premium, and luxury spirits, wines, and champagnes from esteemed retail partners like Country Wine & Spirits. Functioning as a technology-driven hub, LQR House utilizes software, data analytics, and artificial intelligence to elevate the consumer experience. CWSpirits.com stands out as the go-to destination for modern, convenience-oriented shoppers, providing a curated selection of alcohol products delivered to homes across the United States. Beyond its role in an e-commerce sector, LQR House is a marketing agency with a specialized focus on the alcohol industry. The Company measures campaign success by directly correlating it with sales on CWSpirits.com, demonstrating a return on investment. Backed by an influential network of over 550 figures in the alcohol space, LQR House strategically drives traffic to CWSpirits.com, enhancing brand visibility. LQR House intends to disrupt the traditional landscape of the alcohol industry, driven by its dedication to providing an unparalleled online purchasing experience and delivering tailored marketing solutions.

About DRNK

DRNK Beverage Corp was founded out of a desire to create alcohol-free beverages (“mocktails”) that not only taste great but are also low in sugar. Frustrated by the lack of satisfying options in the market, the founders set out to develop their own line of drinks that offer the same enjoyment as traditional cocktails but without the alcohol or excessive sugars. DRNK’s handcrafted recipes stay true to the flavor profiles of their cocktail counterparts, ensuring the same great taste without compromise. Among DRNK’s offerings are non-alcoholic versions of some of the world’s most popular cocktails, including the Mojito and the Mule. To meet consumer demands for healthier options, DRNK’s beverages are made with all-natural ingredients, contain no artificial preservatives, and are gluten-free and keto-friendly. DRNK is committed to providing high-quality, delicious alternatives that cater to health-conscious consumers seeking a different kind of buzz.

Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company’s current expectations and projections about future events that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. Shareholders can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. Forward-looking statements contained in this press release are made only as of the date of this press release. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations that arise after the date hereof, except as may be required by law. These statements are subject to uncertainties and risks including, but not limited to, the uncertainties related to market conditions, and other factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and in other reports and documents that the Company files from time to time with the United States Securities and Exchange Commission (the “SEC”). You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the headings “Risk Factors”. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and in other reports and documents that the Company files from time to time with the SEC. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. References and links to websites have been provided as a convenience, and the information contained on such websites has not been incorporated by reference into this press release.

Investor and Media Contact:

info@lqrhouse.com